UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

Bakken Resources, Inc.

(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601

(Address of principal executive offices)  (Zip Code)

(406) 442-9444

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 9, 2014, Bakken Resources, Inc. (the “Company”) entered into an Oil and Gas Lease (the “Minerals Lease”) with Big Willow Properties, LLLP (“Big Willow”).  The Minerals Lease primarily relates to the Company’s leasing of approximately 9,300 net mineral acres located in the Counties of Payette, Ada and Canyon in the State of Idaho (the “Property”).  Per acre leasing terms are not disclosed, but are subject to the completion of title confirmation.  Big Willow will receive royalties (amounts undisclosed) from the gross proceeds received in connection with the production of any oil, gas, liquid or gaseous hydrocarbons produced from the Property.  Big Willow also retains the right to participate as a working interest partner up to 15% in each drilled well, subject to the terms of the Minerals Lease.

The term of the Minerals Lease is for two (2) years which may be extended based on continuous drilling as further described in the Minerals Lease.  The Minerals Lease requires the commencement of drilling within the initial term of the Minerals Lease as well as the completion of a seismic survey of the Property.

Prior to the sale of execution of the Minerals Lease, the Company had no prior relationship with Big Willow.

The foregoing is only a summary of the material provisions of the Minerals Lease, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to a redacted version of the Minerals Lease itself, which the Company anticipates will be included in the Company’s subsequent Quarterly Report on Form 10-Q.

A press release announcing this transaction is included in this Current Report on Form 8-K as Exhibit 99.1.

In addition to filing this Current Report on Form 8-K, the Company intends to file a confidential treatment request with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended, and Rule 24-b2 of the Securities Exchange Act of 1934, as amended, to obtain confidential treatment for certain portions of the Minerals Lease.

Item 9.01

Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

Document

99.1

Press Release, dated July 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKKEN RESOURCES, INC.

By:	/s/Val M. Holms
Name: Val M. Holms
Title: President & CEO
Dated: July 15, 2014